Exhibit 99.1

Tenet Board Appoints Two Independent Directors

DALLAS – November 9, 2017 – Tenet Healthcare Corporation (NYSE: THC) today announced the appointment of two new independent directors to its board: Richard Fisher, former president and chief executive officer of the Federal Reserve Bank of Dallas; and Richard Mark, chairman and president of Ameren Illinois Company, an energy and utility company, and former president and chief executive officer of St. Mary’s Hospital in East St. Louis. Both appointments are effective immediately.

Tenet’s board now consists of 12 directors, 11 of whom are independent and five of whom have joined the board since November 2016.

Bob Kerrey, lead director, said, “We are pleased to welcome such high caliber individuals to our board. Together, they bring additional expertise in hospital operations and finance, along with significant experience working in highly regulated industries and government service. We look forward to drawing on their deep knowledge, and we are confident they will bring tremendous value to the board and to Tenet.”

Ron Rittenmeyer, executive chairman and CEO, said, “Bringing new perspectives into the boardroom is a critical component of our efforts to accelerate change at the company. Today, half of our board has a tenure of less than three years, which includes the appointment of five independent directors in the last 12 months. Our new directors are providing important guidance and insights as we take actions to improve performance, reinvigorate growth, and enhance shareholder value.”

Biographical Information
Mr. Fisher served as president and chief executive officer of the Federal Reserve Bank of Dallas from 2005 until 2015. During his tenure, he served as a member of the Federal Open Market Policy Committee, as the chair of the Conference of Federal Reserve Bank Presidents, and as the chair of the Information Technology Oversight Committee for the 12 Federal Reserve banks. Previously, from 2001 to 2005, Mr. Fisher was vice chairman of Kissinger McLarty Associates, a strategic advisory firm. From 1997 to 2001, Mr. Fisher served as Deputy U.S. Trade Representative with the rank of Ambassador. Mr. Fisher currently serves as a director of two other public companies, AT&T Inc. and PepsiCo, Inc., and also serves as a senior advisor for Barclays PLC. Mr. Fisher earned his B.A. in economics from Harvard University and his M.B.A. from Stanford University.

Mr. Mark serves as chairman and president of Ameren Illinois Company, a $3 billion energy and utility company responsible for electric and natural gas distribution to more than 1.2 million electric and 806,000 natural gas customers in Illinois. Mr. Mark joined Ameren in 2002 as vice president of customer service and subsequently served in numerous senior management roles. Before joining Ameren, he served for 11 years at Ancilla Systems Inc. While at Ancilla, the parent company to St. Mary's Hospital in East St. Louis, Illinois, he served as vice president for governmental affairs and chief operating officer before becoming chief executive officer of St. Mary's Hospital from 1994 to 2002. Mr. Mark served as a director of Union Electric Company from 2005 until 2012. Mr. Mark earned his B.S. from Iowa State University and his M.S. from National Louis University.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives.  Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the Company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Daniel Waldmann 469-893-2640 mediarelations@tenethealth.com

Tenet uses its Company website to provide important information to investors about the Company including the posting of important announcements regarding financial performance and corporate developments.